Exhibit 99.1

Magnolia Oil & Gas Corporation Announces Fourth Quarter and 2019 Year-End Results

HOUSTON, TX, February 19, 2020 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the fourth quarter and full year 2019.

2019 Accomplishments:

•	Total drilling and completions ("D&C") capital for 2019 was 60 percent of our adjusted EBITDAX, and in line with our business model which prioritizes free cash flow.
•	Generated $647.6 million net cash provided by operating activities and $222.9 million of free cash flow(1) during 2019.
•	Exited 2019 with total production growth of 10 percent compared to prior year levels.
•	Completed bolt-on oil and gas property acquisitions of $135.7 million including 5,200 net acres further supplementing our existing core position in the Karnes County area.
•	Repurchased 7 million Magnolia shares for $79.4 million.
•	Increased our cash position at year end 2019 to $183 million from $136 million in the prior year, without incurring any additional debt.
•	Completed the exchange of all our outstanding public warrants which simplified our capital structure.
•	Further de-risked the Giddings Field asset through our appraisal and exploration program, improving our confidence and positioning us to increase activity later this year.
•	We replaced 142 percent of our production by adding 34.7 MMboe of total proved developed reserves, the vast majority of which were organic.

Fourth Quarter and Full Year 2019 Summary Financial Results:

(In millions, except per share data)	For the Quarter Ended December 31, 2019	For the Year Ended December 31, 2019
Reported net income	$13.6	$85.0
Earnings per share - diluted	0.05	0.28
Adjusted net income(1)	12.5	78.1
Adjusted earnings per share(1)	0.05	0.30
Adjusted EBITDAX(1)	170.8	696.0
Capital expenditures - D&C	72.2	416.4
Cash acquisition expenditures	—	93.2
Cash balance as of December 31, 2019	$182.6	$182.6
Weighted average total shares outstanding(2)	262.6	259.0
Total shares outstanding as of December 31, 2019(3)	253.1	253.1

Fourth Quarter and Full Year 2019 Highlights:

•

Magnolia reported fourth quarter net income attributable to Class A Common Stock of $8.1 million, or $0.05 per diluted share. Total adjusted net income including noncontrolling interest was $12.5 million, or $0.05 per adjusted diluted share.

•

Fourth quarter 2019 production averaged 68.3 thousand barrels of oil equivalent per day ("Mboe/d"), and 66.8 Mboe/d for full year 2019. Fourth quarter production increased by 10 percent compared to prior year levels. Oil production averaged 52 percent of total volumes for the fourth quarter and 53 percent for all of 2019.

•

Adjusted EBITDAX for full year 2019 was $696.0 million with D&C capital representing 60 percent of adjusted EBITDAX, in line with our business model. Adjusted EBITDAX was $170.8 million during the fourth quarter of 2019.  D&C capital during the fourth quarter of $72.2 million represented just 42 percent of our adjusted EBITDAX and better than our earlier guidance.

•	Total cash operating costs including G&A were $9.80 per boe in the fourth quarter of 2019 representing a 10 percent decline compared to $10.92 per boe in the prior year period.

•	We repurchased 6 million shares of Class B Common Stock for $69.1 million in the fourth quarter. During 2019 we repurchased a total of 7 million shares for $79.4 million.

•

Cash on the balance sheet increased by $18.1 million during the quarter, ending 2019 with $182.6 million. In addition, we have an undrawn revolving credit facility with $550.0 million of capacity and liquidity of $732.6 million.

(1)    Adjusted EBITDAX, free cash flow, adjusted net income, adjusted earnings per share, and total cash operating costs are non-GAAP financial measures.  For reconciliations to the most comparable GAAP measures, please see "Non-GAAP Financial Measures" at the end of this press release.

(2)    Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

(3)   Total shares outstanding as of December 31, 2018 were 249.7 million.

“Magnolia had numerous accomplishments during our first full calendar year as a public company, and we are well positioned both financially and operationally as we enter 2020,” said Magnolia Chairman, President and CEO, Steve Chazen. “Despite the current challenging product price environment, our founding principles remain unchanged as we continue to prioritize significant free cash flow generation combined with moderate growth in our business. During 2019, we spent approximately 60 percent of our cash flow on drilling and completing wells, while growing our production 10 percent from the end of last year. Our business model continues to focus on generating free cash flow which provides us with options to allocate capital toward opportunities that are most accretive to the value of our stock. The majority of last year’s free cash flow was used for small, bolt-on oil and gas property acquisitions that both strengthened our business and increased our core Karnes area acreage position by about 30 percent.  We also repurchased 7 million shares of Magnolia stock and ended 2019 with $47 million more cash than at the end of the prior year.”

“A significant achievement during the past year was our improved understanding and predictability of results at our Giddings field asset. The two Giddings wells that we referenced last quarter are still performing quite well. These two wells have averaged more than 1,500 barrels per day of oil production during their first 120 days on line. During the fourth quarter we added another two new wells that have a combined rate of more than 1,100 barrels per day of oil production during their first 60 days of production. As a result of our growing confidence in Giddings, we plan to increase our drilling activity in the field later this year.”

Operational Update

During the second half of 2019, our D&C capital averaged just 45 percent of our adjusted EBITDAX. Total company production averaged 68.3 Mboe/d during the fourth quarter of 2019, a 10 percent increase compared to fourth quarter 2018 levels. Production in the Karnes area averaged 44.9 Mboe/d during the fourth quarter 2019, a 9 percent increase from prior year levels of 41.3 Mboe/d. Production from Giddings and Other increased 13 percent to 23.4 Mboe/d in the most recent quarter compared to year-ago quarterly levels of 20.6 Mboe/d. Oil production in the Giddings area increased 24 percent sequentially as a result of new wells brought online in the latter part of the year.

We continue to operate one rig in each of our Karnes and Giddings assets, as well as continue using one completion crew between our assets. The results of our ongoing appraisal program in Giddings continue to be encouraging, and our confidence and predictability utilizing our existing model continues to improve. Based on these results, our current plan is to shift our rig operating in Karnes to Giddings later this year as we embark on an early stage development drilling plan in the field.

Cash Flow

Our cash flow from operations was $159.0 million and our cash flow from operations before changes in operating assets and liabilities was $162.9 million during the fourth quarter 2019. Total cash outlays related to our capital program including drilling, completions and leasehold acquisitions were $70.2 million and we spent $69.6 million repurchasing our stock. We ended the period with $182.6 million of cash on the balance sheet compared to $164.5 million at the end of the third quarter.

For full year 2019, our cash flows from operations before changes in operating assets and liabilities was $658.0 million. Cash outlays during the year included $435.0 million for drilling, completions and leasehold, cash costs related to oil and gas property acquisitions of $93.2 million and $79.4 million for Magnolia share repurchases. Our cash position at year-end 2019 increased by $46.9 million compared to the end of the prior year.

Updated Guidance

For 2020, we expect to spend approximately 60 percent of our adjusted EBITDAX for drilling and completing wells, which is consistent with our business model. While we anticipate drilling and completing a similar number of wells this year as compared to 2019, improved efficiencies of our drilling program combined with lower oil field service costs should reduce our overall capital outlays by 5 to 10 percent compared to last year. We estimate that this year’s capital and activity program should result in year-over-year total production growth of approximately 5 percent, including growth in Giddings oil production of more than 20 percent.

Based on the pace of our capital spending and estimated non-operated activity, we expect a similar pattern for our quarterly production profile as compared to 2019 - with higher spending and activity levels in the early part of the year, followed by higher production during the second and third quarters. We currently plan to shift our Karnes area rig to Giddings in the latter part of the year to start an early stage development program while continuing with our appraisal efforts.

Capital spending levels are expected to peak in the first quarter and then gradually decline through the remainder of the year. We expect our first quarter 2019 production to average around 65 Mboe/d, as most of the wells turned in line are expected to occur in the latter part of the quarter.

Reserves

Magnolia’s total proved developed reserves at year-end 2019 were 86.8 MMboe, 13 percent higher than the prior year-end period, replacing 142 percent of our total production last year. Our total D&C capital and proved property acquisition costs were $522.8 million during 2019.

Annual Report on Form 10-K

Magnolia's financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2019, which is expected to be filed with the U.S. Securities and Exchange Commission ("SEC") on February 26, 2020.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, February 20, 2020 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the outcome of any legal proceedings that may be instituted against Magnolia; (ii) Magnolia’s ability to realize the anticipated benefits of its business combination, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iii) changes in applicable laws or regulations; and (iv) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Brian Corales

(713) 842-9036

bcorales@mgyoil.com

Media

Art Pike

(713) 842-9057

apike@mgyoil.com

Magnolia Oil & Gas Corporation

Operating Highlights

	For the Quarter Ended December 31, 2019	For the Quarter Ended December 31, 2018	For the Year Ended December 31, 2019
Production:
Oil (MBbls)	3,251	3,054	12,867
Natural gas (MMcf)	10,689	8,795	41,272
NGLs (MBbls)	1,254	1,179	4,643
Total (Mboe)	6,287	5,699	24,389

Average daily production:
Oil (Bbls/d)	35,337	33,196	35,252
Natural gas (Mcf/d)	116,185	95,598	113,074
NGLs (Bbls/d)	13,630	12,815	12,721
Total (boe/d)	68,331	61,944	66,819

Revenues (in thousands):
Oil sales	$187,972	$198,891	$771,981
Natural gas sales	22,537	29,565	93,745
NGL sales	19,200	26,599	70,416
Total Revenues	$229,709	$255,055	$936,142

Average sales price:
Oil (per Bbl)	$57.82	$65.12	$60.00
Natural gas (per Mcf)	2.11	3.36	2.27
NGL (per Bbl)	15.31	22.56	15.17
Total (per boe)	$36.54	$44.75	$38.38

NYMEX WTI ($/Bbl)	$56.96	$59.08	$57.04
NYMEX Henry Hub ($/Mcf)	$2.50	$3.64	$2.63
Realization to benchmark:
Oil (per Bbl)	102%	110%	105%
Natural Gas (per Mcf)	84%	92%	86%

Operating Expenses (in thousands):
Lease operating expenses	$23,034	$19,737	$93,788
Gathering, transportation and processing	8,908	9,092	34,924
Taxes other than income	12,904	13,819	53,728
Depreciation, depletion and amortization	137,629	111,989	523,572

Operating costs per boe:
Lease operating expenses	$3.66	$3.46	$3.85
Gathering, transportation and processing	1.42	1.60	1.43
Taxes other than income	2.05	2.42	2.20
Depreciation, depletion and amortization	21.89	19.65	21.47

Magnolia Oil & Gas Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Quarter Ended December 31, 2019	For the Quarter Ended December 31, 2018	For the Year Ended December 31, 2019
REVENUES
Oil revenues	$187,972	$198,891	771,981
Natural gas revenues	22,537	29,565	93,745
Natural gas liquids revenues	19,200	26,599	70,416
Total revenues	229,709	255,055	936,142

OPERATING EXPENSES
Lease operating expenses	23,034	19,737	93,788
Gathering, transportation and processing	8,908	9,092	34,924
Taxes other than income	12,904	13,819	53,728
Exploration expense	2,724	661	12,741
Asset retirement obligation accretion	1,416	1,276	5,512
Depreciation, depletion and amortization	137,629	111,989	523,572
Amortization of intangible assets	3,626	3,626	14,505
General & administrative expenses	16,784	18,504	69,432
Transaction related costs	—	2,241	438
Total operating costs and expenses	207,025	180,945	808,640

OPERATING INCOME	22,684	74,110	127,502

OTHER INCOME (EXPENSE)
Income from equity method investee	249	465	857
Interest expense, net	(6,745)	(7,494)	(28,356)
Other expense, net	(246)	(1,355)	(238)
Total other income (expense)	(6,742)	(8,384)	(27,737)

INCOME BEFORE INCOME TAXES	15,942	65,726	99,765
Income tax expense	2,311	7,918	14,760
NET INCOME	13,631	57,808	85,005
LESS: Net income attributable to noncontrolling interest	5,516	24,887	34,809
NET INCOME ATTRIBUTABLE TO MAGNOLIA	8,115	32,921	50,196
LESS: Non-cash deemed dividend related to warrant exchange	—	—	(2,763)
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$8,115	$32,921	$47,433

NET INCOME PER COMMON SHARE
Basic	$0.05	$0.21	$0.29
Diluted	$0.05	$0.21	$0.28
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	167,331	156,273	161,886
Diluted	171,647	158,998	167,047
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(1)	90,942	93,189	91,951

(1)  Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Summary Cash Flow Data

(In thousands)

	For the Quarter Ended December 31, 2019	For the Quarter Ended December 31, 2018	For the Year Ended December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$13,631	$57,808	$85,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	137,629	111,988	523,572
Amortization of intangible assets	3,626	3,626	14,505
Exploration expense, non-cash	618	567	1,154
Asset retirement obligations accretion expense	1,416	1,276	5,512
Amortization of deferred financing costs	897	891	3,541
Deferred taxes	2,496	8,635	14,261
Stock based compensation	2,713	1,851	11,089
Other	(149)	(555)	(677)
Changes in operating assets and liabilities	(3,870)	32,081	(10,343)
Net cash provided by operating activities	159,007	218,168	647,619

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of EnerVest properties, final settlement	—	—	4,250
Acquisitions, other	—	(10,880)	(93,221)
Additions to oil and natural gas properties	(70,176)	(107,895)	(435,035)
Other investing	6	(350)	(242)
Net cash used in investing activities	(70,170)	(119,125)	(524,248)

CASH FLOW FROM FINANCING ACTIVITIES
Contributions from noncontrolling interest owners	—	—	7,301
Distributions to noncontrolling interest owners	(708)	—	(1,424)
Repurchase of common stock	(555)	—	(10,277)
Class B Common Stock repurchase	(69,093)	—	(69,093)
Other financing activities	(337)	—	(3,003)
Net cash used in financing activities	(70,693)	—	(76,496)

NET CHANGE IN CASH AND CASH EQUIVALENTS	18,144	99,043	46,875
Cash and cash equivalents – Beginning of period	164,489	36,715	135,758
Cash and cash equivalents – End of period	$182,633	$135,758	$182,633

Magnolia Oil & Gas Corporation

Summary Balance Sheet Data

(In thousands)

	December 31, 2019	December 31, 2018
Cash and cash equivalents	$182,633	$135,758
Other current assets	110,585	156,601
Property, plant and equipment, net	3,116,757	3,073,204
Other assets	56,431	67,960
Total assets	$3,466,406	$3,433,523

Current liabilities	$175,208	$197,361
Long-term debt, net	389,835	388,635
Other long-term liabilities	172,834	139,572
Common stock	26	25
Additional paid in capital	1,703,362	1,641,237
Treasury stock	(10,277)	—
Retained earnings	82,940	35,507
Noncontrolling interests	952,478	1,031,186
Total liabilities and equity	$3,466,406	$3,433,523

Magnolia Oil & Gas Corporation

Costs Incurred, Capital Expenditures, and Proved Reserves

The following table summarizes the Company's costs incurred in oil and gas property acquisition, exploration, and development activities and capital expenditures in oil and gas development activities for the year ended December 31, 2019.

(In thousands)	For the Year Ended December 31, 2019
Costs incurred:
Proved property acquisition costs	$106,489
Unproved properties acquisition costs	29,208
Total acquisition costs	135,697
Exploration and development costs	441,482
Total costs incurred	$577,179

Capital expenditures:
Capital expenditures - D&C	$416,353
Leasehold acquisition costs	10,003
Total capital spending (accrual basis)	$426,356

Proved property acquisition costs and D&C capital	$522,842

The following table summarizes the Company's proved developed reserves and production.

Proved developed reserves:	Total (MMboe)
December 31, 2018	76.5
December 31, 2019	86.8
Increase in proved developed reserves	10.3

Production	24.4

Increase in proved developed reserves plus production	34.7

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, accretion of asset retirement obligations, non-cash stock based compensation expense, exploration costs, and certain transaction costs. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure calculated and presented in accordance with GAAP:

(In thousands)	For the Quarter Ended December 31, 2019	For the Quarter Ended December 31, 2018	For the Year Ended December 31, 2019
Net income(1)	$13,631	$57,808	$85,005
Exploration expense	2,724	661	12,741
Asset retirement obligations accretion	1,416	1,276	5,512
Depreciation, depletion and amortization	137,629	111,989	523,572
Amortization of intangible assets	3,626	3,626	14,505
Interest expense, net	6,745	7,494	28,356
Income tax expense	2,311	7,918	14,760
EBITDAX	168,082	190,772	684,451
Non-cash stock based compensation expense	2,713	1,851	11,089
Transaction related costs(2)	—	2,241	438
Adjusted EBITDAX	$170,795	$194,864	$695,978

(1)   Includes net income attributable to noncontrolling interest.

(2)   Transaction costs incurred related to the execution of our business combination with EnerVest, Ltd. and its affiliates and the Harvest acquisition, including legal fees, advisory fees, consulting fees, accounting fees, employee placement fees, and other transaction and facilitation costs.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income attributable to Class A Common Stock to adjusted earnings

Our presentation of adjusted earnings and adjusted earnings per share are non-GAAP measures because they exclude the effect of certain items included in Income Attributable to Class A Common Stock. Management uses adjusted earnings and adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings and adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

(In thousands, except per share data)	For the Quarter Ended December 31, 2019	Per Share Diluted EPS	For the Quarter Ended December 31, 2018	Per Share Diluted EPS	For the Year Ended December 31, 2019	Per Share Diluted EPS
Net income attributable to Class A Common Stock	$8,115	$0.05	$32,921	$0.21	$47,433	$0.28
Adjustments for certain items affecting comparability:
Non-cash deemed dividend	—	—	—	—	2,763	0.02
Transaction costs	—	—	2,241	0.01	438	—
Change in estimated income tax	—	—	(471)	—	(92)	—
Adjusted earnings	$8,115	$0.05	$34,691	$0.22	$50,542	$0.30

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in Net Income and adjusts for income taxes assuming the exchange of all outstanding Magnolia LLC Units and corresponding Class B Common Stock for shares of Class A Common Stock. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

(In thousands)	For the Quarter Ended December 31, 2019	For the Quarter Ended December 31, 2018	For the Year Ended December 31, 2019
Net income(1)	$13,631	$57,808	$85,005
Add: transaction costs	—	2,241	438
Add: income tax expense	2,311	7,918	14,760
Adjusted income before taxes	15,942	67,967	100,203
Less: adjusted income tax expense(2)	(3,475)	(12,890)	(22,116)
Adjusted net income	$12,467	$55,077	$78,087

Diluted weighted average shares of Class A Common Stock outstanding during the period	171,647	158,998	167,047
Weighted average shares of Class B Common Stock outstanding during the period(3)	90,942	93,189	91,951
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities(3)	262,589	252,187	258,998

(1) Includes net income attributable to noncontrolling interest.

(2) Represents corporate income taxes at an assumed effective tax rate of 22% for the quarter ended December 31, 2019, 19% for the quarter ended December 31, 2018, and 22% for the year ended December 31, 2019, applied to adjusted income before income taxes.

(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of operating margin to adjusted operating margin

Our presentation of adjusted operating margin and total cash operating costs are supplemental non-GAAP financial measures that are used by management. Total cash operating costs exclude stock based compensation expense because it is non-cash in nature. We define adjusted operating margin per boe as total revenues per boe less operating expenses per boe adjusted for certain unusual or non-recurring items per boe that management does not consider to be representative of the Company's on-going business operations. Management believes that total cash operating costs per boe and adjusted operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total cash operating costs and adjusted operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted operating margin and adjusted operating margin per boe may not be comparable to similar measures of other companies in our industry.

(in $/boe)	For the Quarter Ended December 31, 2019	For the Quarter Ended December 31, 2018	For the Year Ended December 31, 2019
Revenue	$36.54	$44.75	$38.38
Direct operating expenses
Less: Lease operating expenses	(3.66)	(3.46)	(3.85)
Less: Gathering, transportation and processing	(1.42)	(1.60)	(1.43)
Less: Taxes other than income	(2.05)	(2.42)	(2.20)
Less: Exploration expense	(0.43)	(0.12)	(0.52)
Less: General & administrative expense(1)	(2.24)	(2.93)	(2.40)
Less: Transaction related expense	—	(0.39)	(0.02)
Total cash operating costs	(9.80)	(10.92)	(10.42)
Cash operating margin	$26.74	$33.83	$27.96
Margin (%)	73%	76%	73%

Non-cash expenses
Less: Asset retirement obligations accretion	$(0.23)	$(0.22)	$(0.23)
Less: Depreciation, depletion, and amortization	(21.89)	(19.65)	(21.47)
Less: Amortization on intangible assets	(0.58)	(0.64)	(0.59)
Less: Non-cash stock based compensation	(0.43)	(0.32)	(0.45)
Total non-cash expenses	(23.13)	(20.83)	(22.74)
Operating margin	$3.61	$13.00	$5.22
Margin (%)	10%	29%	14%

Adjustments
Add: Transaction related expense	$—	$0.39	$0.02
Adjusted operating margin	$3.61	$13.39	$5.24
Margin (%)	10%	30%	14%

(1) General & administrative expense excludes non-cash stock based compensation of $2.7 million, $1.9 million, and $11.1 million, or $0.43 per boe, $0.32 per boe, and $0.45 per boe, for the quarter ended December 31, 2019, the quarter ended December 31, 2018, and for the year ended December 31, 2019, respectively.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to cash flows from operations before changes in operating assets and liabilities and free cash flow

Free cash flow and cash flows from operations before changes in operating assets and liabilities are non-GAAP financial measures. Free cash flow is defined as cash flows from operations before changes in operating assets and liabilities less additions to oil and natural gas properties.  Management believes free cash flow and cash flows from operations before changes in operating assets and liabilities are useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. They are also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow and cash flows from operations before changes in operating assets and liabilities, therefore, are additional measures of liquidity but are not measures of financial performance under GAAP and should not be considered alternatives to cash flows from operating, investing, or financing activities.

(In thousands)	For the Quarter Ended December 31, 2019	For the Quarter Ended December 31, 2018	For the Year Ended December 31, 2019
Net cash provided by operating activities	$159,007	$218,168	$647,619
Add: Changes in operating assets and liabilities	3,870	(32,081)	10,343
Cash flows from operations before changes in operating assets and liabilities	162,877	186,087	657,962
Less: Additions to oil and natural gas properties	(70,176)	(107,895)	(435,035)
Free cash flow	$92,701	$78,192	$222,927